EXHIBIT 99.1

Contact: Steve Workman Senior VP Finance, Chief Financial Officer 408-542-4102 steve.workman@finisar.com	NEWS RELEASE

Shelby Palmer Investor Relations 408-542-5050 investor.relations@finisar.com

Finisar Corporation Announces Pricing of $130 Million
of Convertible Subordinated Notes in Private Offering

     SUNNYVALE, Calif.—October 9, 2003—Finisar Corporation (Nasdaq:FNSR), a technology leader in gigabit fiber optic solutions for high-speed data networks, today announced that it has agreed to the private sale of $130 million principal amount of convertible subordinated notes due 2010 to qualified institutional buyers. Finisar will receive $125.8 million in net proceeds from the sale of the notes. The offering is scheduled to close on October 15, 2003, subject to customary closing conditions. The initial purchasers of the notes have a 30-day option to purchase up to an additional $20 million of the notes, which, if exercised, would result in additional net proceeds of up to $19.4 million.

     The Company will use a portion of the net proceeds of the offering to purchase a portfolio of U.S. government securities that will be pledged to secure the payment of the first eight scheduled interest payments on the notes. Subject to market conditions and its ability to complete privately negotiated transactions with individual holders, the Company intends to use a portion of the net proceeds to repurchase a portion of its outstanding 5 1/4% convertible subordinated notes due 2008. The Company intends to use the remaining net proceeds of the offering for general corporate purposes, including working capital. The Company may also use a portion of the net proceeds to acquire complementary businesses, products or technologies, although the Company currently has no commitments or agreements for any such acquisitions.

     The notes will be convertible at the option of the holder, at an initial price of $3.705 per share, into an aggregate of approximately 35.1 million shares of the Company’s common stock, plus approximately 5.4 million additional shares if the initial purchasers’ option is exercised in full. The notes will bear interest at an annual rate of 2 1/2%, payable semiannually. Holders of the notes will have the right to require the Company to repurchase the notes on October 15, 2007 or upon the occurrence of specified change in control events. The Company may choose to pay the repurchase price of such notes in cash, shares of the Company’s common stock or a combination thereof. The Company will have the right to redeem the notes on or after October 15, 2007 if the price of the Company’s common stock exceeds a specified threshold.

     The notes and the common stock issuable upon conversion of the notes have not been registered and sold under the Securities Act of 1933, as amended, or applicable state securities laws, and are being offered and sold only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Finisar has agreed to file a registration statement for the resale of the notes and the shares of common stock issuable upon conversion of the notes within 90 days after the closing of the offering.

     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     Except for statements of historical fact, the statements contained in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Finisar’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These uncertainties include the risk of changes in conditions in the securities markets, as well as risks associated with the rapidly evolving markets for Finisar’s products and uncertainty regarding the development of these markets; Finisar’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers in any period; ongoing new product development and introduction of new and enhanced products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Other risks relating to Finisar’s business are set forth in Finisar’s Annual Report on Form 10-K and other interim reports as filed with the Securities and Exchange Commission.

ABOUT FINISAR

     Finisar Corporation (Nasdaq:FNSR) is a technology leader for fiber optic subsystems and network performance test and monitoring systems. These products enable high-speed data communications for networking and storage applications over Gigabit Ethernet local area networks (LANs), Fibre Channel storage area networks (SANs), and metropolitan area networks (MANs) using both IP and SONET/SDH-based protocols. The Company’s headquarters are located at 1308 Moffett Park Drive, Sunnyvale, CA 94089. For more information, visit the Company’s web site at http://www.finisar.com.